Exhibit 99.2

SECURITY BANK CORPORATION ANNOUNCES

FIRST QUARTER 2008 EARNINGS

Macon, GA., April 29, 2008 / Prime Newswire/ — Security Bank Corporation (Nasdaq: SBKC) today reported a net loss of $24.2 million for the first quarter ended March 31, 2008, versus net income of $6.8 million for the first quarter of 2007. Diluted earnings per share for the first quarter of 2008 were a loss of $1.22 compared to earnings of $0.35 per share for the comparable year ago period. The decrease in diluted earnings per share for the first quarter of 2008 is primarily attributable to a $41 million increase in provision for loan losses versus the first quarter a year ago. This increased provision has added over $18 million to Security Bank’s allowance for loan losses on a consecutive quarterly basis.

Security Bank’s tangible book value decreased 18% to $7.72 per share at March 31, 2008 versus $9.39 a year ago. Tangible equity to tangible assets was 6.7% at March 31, 2008 versus 7.5% on March 31, 2007, and all bank subsidiaries were ‘well-capitalized” as defined by regulatory standards at the end of the first quarter of 2008. On a pro forma basis, adjusting for the just completed $40 million debt issuance, total risk-based capital is 12.2%, with $50 million in excess capital over the 10% minimum “well-capitalized” level.

Rett Walker, Security Bank Corporation President and CEO, remarked, “We are very disappointed with our first quarter results, which significantly lag Security Bank’s historical performance. But, we are confident that in this challenging environment, we are taking the appropriate steps to shore up capital and return ourselves to profitability. The precipitous decline in housing market conditions has caused us to increase our reserves, raise capital and reduce our dividend. Reducing the dividend was a difficult decision since it adversely affects our shareholders. However, we believe the long-term benefit to our shareholders of fortifying our balance sheet during these difficult times outweighs the disadvantage of the dividend reduction. To ensure that our banks remain “well capitalized”, we have proactively raised over $68 million of capital in 2008 to deal with the unprecedented credit market conditions, especially in the Atlanta residential real estate construction and development market. Consistent with our prior history, we have been early to identify problem credits, take appropriate action to charge off or write down these credits, all while substantially increasing our allowance for loan losses to 2.3% of loans. We recognize that 2008 will be a difficult year for us and the entire banking industry, and expect that our charge-offs, based on current elevated NPA levels, could more than double 2007 levels. But we remain confident that our focus on exceptional customer service, our leading market position in the stable Middle Georgia market, and the opportunity to participate in the recovery of the Atlanta market will restore long term shareholder value.”

Asset Quality

During the first quarter, nonperforming assets (“NPAs” or nonaccrual loans and other real estate owned) increased to $222 million, or 10.0% of total loans plus other real estate owned compared to 3.6% and 2.1% at the end of the fourth quarter of 2007 and the first quarter of 2007, respectively. While the Company did sell $7 million of NPAs during the quarter, new properties totaling approximately $14 million were moved to other real estate owned and approximately $174 million of loans were placed on nonaccrual status. In addition, the Company charged off approximately $24 million (net) in loans receivable resulting in net charge-offs to average loans of 4.41% annualized for the first quarter of 2008. Net charge-offs to average loans were 0.05% annualized for the first quarter of 2007. Security Bank increased its allowance for loan losses to $49.7 million, or 2.28% of loans receivable at March 31, 2008, up from $23.3 million at March 31, 2007.

Balance Sheet

Loans receivable were $2.2 billion at March 31, 2008 up from $2.0 billion at March 31, 2007, an increase of 8%. On a sequential basis loans were unchanged with growth in our Middle and Coastal Georgia markets, offsetting declines in the Atlanta market.

Total deposits were $2.3 billion at March 31, 2008, an increase of 14% from $2.0 billion at March 31, 2007. Total assets increased 11% to $2.8 billion at March 31, 2008, compared to $2.5 billion at March 31, 2007.

Shareholders’ equity at March 31, 2008 declined by roughly $2 million to $309.9 million compared to March 31, 2007, as losses, net of dividends paid, were mostly offset by capital raised in a rights offering in the first quarter of 2008, net of reduced equity as a result of shares purchased during 2007 under a share repurchase program.

Net Interest Income

Net interest income for the first quarter of 2008 was $14.8 million, a decrease of 35% when compared to the first quarter of 2007. The decrease is primarily the result of slower growth in the Company’s loan portfolio in addition to a decline in net interest margin. The net interest margin (on a fully tax-equivalent basis (“FTE”)) was 2.33% for the quarter ended March 31, 2008, compared to 4.22% for the comparable period one year ago and 3.46% for the fourth quarter of 2007. The decrease in the net interest margin in the first quarter of 2008 as compared to the fourth quarter of 2007 is the result of the aforementioned increase in nonperforming assets and associated reversals of interest income, as well as the effect of the decline in short-term rates in the first quarter of 2008.

Noninterest Income and Expense

Noninterest income for the first quarter of 2008 increased 15% to $5.9 million compared to the first quarter of 2007 due to a $2 million gain on sales of securities, which was partially offset by an increase in the loss on sale of OREO.

Noninterest expense for the first quarter of 2008 was $16.9 million, an increase of $l.0 million, or 6% over the first quarter 2007 level of $15.9 million. The increase is primarily attributable to a $1.4 million increase in foreclosure expenses from higher levels of nonperforming assets and an increase in FDIC premiums of $0.3 million that was partially offset by reduced salary and benefit expense of $0.8 million due to lower incentive compensation being paid to our employees.

Other Information

Security Bank Corporation management will host a conference call to discuss these results at 11:00 AM Eastern Daylight Savings Time on Tuesday, April 29, 2008. This call is open to all interested parties. From locations within the United States the call-in number is 800.860.2442 (412.858.4600 from outside the United States). Please call in 10 minutes prior to the beginning of the conference call and ask for Security Bank Corporation.

A recorded playback of the conference call will be available for one week by calling 877.344.7529, or 412.317.0088 from outside the United States. The passcode for this playback is 415163#.

Investor Contact:	Lorraine D Miller, CFA
Senior Vice President
478.722.6210
Media Contact:	Tom Woodbery
Senior Vice President
478.722.6117

This press release, including the attached selected unaudited financial tables, which are a part of this release, contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures are “tangible book value”, “tangible equity to tangible assets” and “return on average tangible equity.” Security Bank’s management uses these non-GAAP measures in its analysis of Security Bank’s performance.

Tangible book value is defined as total equity reduced by recorded intangible assets, net of related deferred tax benefits. Tangible book value per share is defined as tangible book value divided by total common shares outstanding. This measure is important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing total book value while not increasing the tangible assets of the company. For companies such as Security Bank that have engaged in multiple business combinations, purchase accounting requires the recording of significant amounts of goodwill related to such transactions. Tangible equity to tangible assets is the ratio of tangible equity defined as total equity reduced by recorded intangible assets, net of related deferred tax benefits, to tangible assets defined as total assets reduced by recorded intangible assets, net of related deferred tax benefits. Tangible equity to tangible assets is an important measure of the Company’s capital strength without the effects of purchase accounting as noted above. Return on average tangible equity is defined as earnings for the period (annualized for the quarterly period or year-to-date period, as applicable) divided by average equity reduced by average goodwill and other intangible assets, net of related deferred tax benefits. Security Bank’s management includes this measure because it believes that it is important when measuring the Company’s performance exclusive of the effects of goodwill and other intangibles recorded in recent acquisitions, and many investors use this measure as part of their analysis of Security Bank.

These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Please refer to the “Reconciliation Table” in the attached schedules for a more detailed analysis of these non-GAAP measures and the most directly comparable GAAP measures.

About Security Bank Corporation

Based in Macon, Georgia, Security Bank Corporation is a multi-bank holding company with assets of $2.8 billion at March 31, 2007. Security Bank Corporation operates 6 community banks with banking offices located throughout middle Georgia, coastal Georgia and north metropolitan Atlanta. In addition, Security Bank Corporation operates an interim real estate and development lender and traditional mortgage originator, Fairfield Financial Services, Inc., with offices throughout Georgia.

Security Bank Corporation common stock is traded on the NASDAQ Global Select Market under the ticker symbol “SBKC.” You may obtain copies of all documents that Security Bank files with the Securities and Exchange Commission, free of charge, at the SEC’s website at www.sec.gov. In addition, copies of these documents may also be obtained from us without charge by directing a written request to Security Bank Corporation, 4219 Forsyth Road, Macon, Georgia 31210, attention: Investor Relations.

Safe Harbor

This press release contains forward-looking statements as defined by federal securities laws, including statements about Security Bank’s loan loss provisions, capital adequacy, dividend reductions, net charge-offs, non-performing assets net interest margin changes, the overall economic cycle and its impact on real estate values in Security Bank’s markets, loan growth, introduction and success of new products and Security Bank’s long-term prospects, among others. Statements contained in this press release that are not historical facts are forward looking statements. Forward-looking statements may address issues involving significant risks, uncertainties, estimates and assumptions made by management. Security Bank’s ability to accurately project results or predict the effects of future plans or strategies is inherently limited. Although Security Bank believes that the expectations and estimates reflected in its forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Please refer to Security Bank Corporation’s public filings with the Securities and Exchange Commission for a summary of important factors that could affect Security Bank Corporation’s financial results and operations and its forward-looking statements. Security Bank Corporation does not intend to and assumes no responsibility, except as required by law, for updating or revising any forward-looking statements contained in this press release, whether as a result of new information, changes in assumptions, future events or otherwise.